Exhibit 23.4

CONSENT

To:	Rare Earths Americas, Inc. (the “Company”)

Re:	Registration Statement on Form S-1 of the Company

Geosyntec Consultants, Inc. is the authoring firm of the report titled “Technical Report Summary, Shiloh Project, Georgia,” dated November 7, 2025, regarding the mining property known as the Shiloh Project (the “Project”), which was prepared in accordance the Securities and Exchange Commission (“SEC”) S-K regulations (Title 17, Part 229, Items 601 and 1300 until 1305) for the Company (the “Qualified Person Report”).

Geosyntec Consultants, Inc. understands that the Company wishes to make reference to Geosyntec Consultants, Inc.’s name and the Qualified Person Report in its Registration Statement on Form S-1 (the “Registration Statement”) to be prepared and filed with the SEC in connection with the Company’s initial public offering. Geosyntec Consultants, Inc. further understands that the Company wishes to use extracts and/or information from the Qualified Person Report in the Registration Statement related to the Project. Geosyntec Consultants, Inc. has been provided with a copy of the Registration Statement and has reviewed the proposed disclosure identified above.

Accordingly, in respect of the Registration Statement, Geosyntec Consultants, Inc. does hereby consent to:

●	the use of, and references to, its name in the Registration Statement;

●	the use of, and references to, the Qualified Person Report in the Registration Statement; and

●	the use of, in the Registration Statement, extracts and information from the Qualified Person Report, or portions thereof (“Undersigned’s Information”).

Geosyntec Consultants, Inc. confirms that its representatives have read the disclosure in the Registration Statement that relate to the Undersigned’s Information and the Project, and Geosyntec Consultants, Inc. confirms that the disclosure included in the Registration Statement does not contain a misrepresentation.

Dated: November 12, 2025

By:	/s/ Paul Dockweiler
Name:	Paul Dockweiler
Title:	Senior Geologist, Geosyntec Consultants, Inc.